UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2007

SAFEWAY INC.

(Exact name of registrant as specified in its charter)

Delaware	1-00041	94-3019135
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5918 Stoneridge Mall Road, Pleasanton, California	94588-3229
(Address of principal executive offices)	(Zip Code)

(925) 467-3000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

Steve Burd, Chairman, President and Chief Executive Officer of Safeway Inc. (“Safeway” or the “Company”) exercised options and sold 120,000 shares of common stock on August 1, 2007 pursuant to a prearranged sales plan. This plan also specifies Mr. Burd’s intention to exercise options and sell an additional 1.26 million shares over the next few weeks.

Mr. Burd will also be exercising options on an additional 700,000 shares during this period, but will continue to own those shares. Mr. Burd will then directly own approximately 1.2 million shares of Safeway common stock.

Mr. Burd adopted the prearranged sales plan referred to above on March 19, 2006 to allow for orderly disposition of options that expire in October 2007. The plan is in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (“Rule 10b5-1”) which allows a corporate insider to enter into a written prearranged stock trading plan at a time when the insider is not in possession of material, nonpublic information. These pre-planned trades can then be executed on specified dates and/or under specified conditions, as spelled out in the plan, without further action by the insider.

Transactions made under Mr. Burd’s Rule 10b5-1 trading plan will be reported to the Securities and Exchange Commission in accordance with applicable securities laws, rules and regulations.

Safeway does not undertake to report Rule 10b5-1 trading plans that may be adopted by any officers or directors in the future, or to report any modifications or termination of any publicly announced trading plan, except to the extent required by law.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAFEWAY INC.
(Registrant)

Date: August 3, 2007	By:	/s/ Robert A. Gordon
	Name:	Robert A. Gordon
	Title:	Senior Vice President, Secretary & General Counsel

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